Shareholder Meeting Results (unaudited)

The Annual Meeting of'Shareholders of Aquila Tax-Free Trust of Oregon (the 'Trust') was held on May 5, 2016. The holders of shares representing 89% of the total net asset value of the shares entitled to vote were present in person or by proxy. At the meeting, the following matters were voted upon and approved by the shareholders (the resulting votes for are presented below).

1. To elect Trustees

			Dollar Amount of Votes:


Trustee					For	Withheld


Gary C. Cornia			$552,801,945	$  7,682,792

James A. Gardner		$551,289,267	$  9,195,470

Diana P. Herrmann		$553,409,819	$  7,074,918

Henry H. Hewitt			$549,338,301	$ 11,146,436

Edmund P. Jensen		$553,296,610	$  7,188,127

John W. Mitchell		$550,991,812	$  9.492,925

Patricia L. Moss		$550,865,375	$  9,619,362

Ralph R. Shaw			$552,678,436	$  7,806,301

Nancy Wilgenbusch		$553,667,189	$  6,817,548


2. To ratify the selection of Tait, Weller & Baker LLP as the Trust's independent registered public accounting firm


			Dollar Amount of Votes:

	For			Against			Abstain

	$549,931,760		$1,081,837		$9,471,094